EXHIBIT 4.32


               PROPOSED INVESTOR RELATIONS SERVICES AGREEMENT WITH
                        THE FINANCIAL GLOBE, INCORPORATED



                      INVESTOR RELATIONS SERVICES AGREEMENT




         This Agreement is made as of the 31st day of July, 2000 by and between The Financial Globe, Incorporated, a Florida corporation (hereafter called "TFG") and Adatom.com, Inc. (hereafter called the "Client"). This Agreement commences July 31, 2000 and terminates January 31, 2001.

                                    RECITALS

         The Client wishes to retain TFG to provide the Investor Relations Services described below to the Client.

         TFG is willing to provide such Investor Relations Services.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

         1. FURNISHING OF INFORMATION BY THE CLIENT. The Client shall furnish TFG information about the Client such as copies of disclosure and filing materials, financial statements, business plans, promotional information and background of the Client's officers and directors (the "Information Package"). The Client agrees to keep the information contained in the Information Package current so that it does not contain statements or omissions that would be considered materially misleading by investors in the Client's securities ("False Information"). The Client also agrees to keep current in all its disclosure filings with federal and state securities authorities. TFG is not obligated to assess the financial viability of the Client and is entitled to assume, in the absence of notice or information to the contrary, that the contents of the Information Package are accurate and timely.

         2. COVENANTS OF THE CLIENT. The Client covenants that the Information Package and any information submitted to TFG for dissemination pursuant to this Agreement will not contain any materially untrue statements on omissions, will be in material compliance with all copyright and other applicable laws and regulations and will not be submitted to TFG by the Client in furtherance of any violation of law.

         3. ASSUMPTION OF LIABILITY AND INDEMNIFICATION. The Client agrees to indemnify and hold harmless TFG from and against loss, liability, claim or expense to which it may become subject (including reasonable attorney's fees) as a result of false information included by the Client in the Information Package or in any additional material prepared by TFG for dissemination by TFG pursuant
to  this   Agreement   and  approved  in  advance  by  the  Client  (the

"Noble Information") and disseminated by TFG; provided that such indemnification shall not extend to claims involving misconduct, negligence or breach of this Agreement by TFG. TFG agrees to indemnify and hold harmless the Client from and against all loss, liability, claim or expense to which it may become subject (including reasonable attorney's fees) as a result of misconduct, negligence or breach of this Agreement by TFG, including misuse of any information about the Client or false information disseminated by TFG provided that such indemnification shall not extend to claims resulting from willful or negligent breach of the Agreement by the Client.

         4.       TERM;  TERMINATION.  This  Agreement shall  have a term of six
(6) months from the date first set forth above. This Agreement may also be terminated by any party at any time for any reason on not less than thirty (30) days' prior written notice. This Agreement may also be terminated by either party immediately in writing for cause, which shall be limited to: breach of this Agreement, dissemination of false and misleading information, engaging in illegal business activities or doing business with persons or firms engaged in illegal activities. Upon termination of this Agreement (except in the case of a termination by the Client for cause) TFG shall promptly be paid all amounts due it hereunder through the date of termination.

         5. The following is a catalogue of services to be provided by TFG.

                  1. TFG agrees to allow the Client to refer to TFG all investor relations-related inquiries received by the Client.

                  2. TFG will provide to Client as needed an appropriate Weberator video facility for conferences/ teleconferences with institutions, funds, investors and brokers.

                  3. TFG will, upon Client's prior approval of expenses, arrange and coordinate meetings and conferences for Client exposure.

                  4.       TFG will utilize all proprietary networks and other
                           distribution   media   to   disseminate   information
                           requested by Client, as noted below:


                           o HTTP://THEFINANCIALGLOBE.COM and
                             WWW.POINTGROUPINC.COM.

                           o attempt to secure a buy  recommendation on Client's
                             common stock from at least one reputable investment banking firm

                           o "To the Point" newsletter distribution

                           o  email blasts to TFG's database

                           o follow up email blasts on  press  releases  sent to
                             TFG's database

                           o broadcast fax  -- approved  material  as  available

                           o press releases via selected news media

                           o preparation  and   distribution  of   bullet  sheet
                             updates   to   appropriate   group(s)    containing
                             pertinent information regarding Client

                           o 24 hour  fax-on-demand  service  to  inquiries  for
                             written,   approved (on  hand)  financial  material
                             regarding Client

                           o hyperlink  to  Client  website  (if available) from
                             http://thefinancialglobe.com

                           o distribute  via U.S. mail Client  provided investor
                             packages to current and prospective fund managers, investors and brokers at actual mailing costs only
                             - TFG will not charge Client for handling costs.

         6. All material to be disseminated by TFG hereunder must be pre-approved by Client.

         7. COMPENSATION OF SERVICES BY CLIENT. Services to Client by TFG will commence upon receipt of a signed counterpart of this Agreement from Client.

         Client agrees to compensate TFG for services rendered hereunder at the times, in the manner and according to the conditions specified in Annex A attached hereto. Client agrees to pay all pre-approved expenses within 30 days of receipt of invoice.

         IN WITNESS THEREOF, each of the parties hereto has set his/her hand as of the date first set above.



THE FINANCIAL GLOBE, INC.                       ADATOM.COM, INC.



By:___________________________________          By:_____________________________

Date:  July 31, 2000                            Date:  July 31, 2000

                                     ANNEX A
           TO PROPOSED INVESTOR RELATIONS SERVICES AGREEMENT WITH THE
                          FINANCIAL GLOBE, INCORPORATED
                               NOTICE OF ISSUANCE
                                   ----------
                                ADATOM.COM, INC.
                           920 HILLVIEW CT., STE. 160
                               MILPITAS, CA 95035

                                  July 31, 2000

Mr. Gary Trump
The Financial Globe, Incorporated


Dear Mr. Trump:

Pursuant to the Investor Relations Services Agreement (the "Agreement") between Adatom.com, Inc. (the "Company") and The Financial Globe, Incorporated ("TFG"), the Company's Board of Directors has authorized the payment to TFG of compensation for services rendered under the Agreement to consist of cash and the issuance to TFG of 200,000 shares (the "Stock") of the Company's common stock, par value $0.01 per share ("Common Stock"), at the times and in the amounts set forth below.


The Company will pay TFG by check or wire transfer:

1) $75,000 promptly upon receipt by the Company of a fully countersigned copy of this letter and the Agreement;

2)       an additional $75,000 thirty days from the date of this letter; and

3)       an additional $100,000 in cash sixty days from the date of this letter.


The Stock will vest and become issuable to TFG, assuming performance by TFG of all of its obligations under the Agreement, on the date which is six months from the date of this letter, only if both of the following conditions are fulfilled:

4)       the Common Stock closes at a price of at least:

         (i) $3.50 or higher for each consecutive day on which the Common Stock is publicly traded ("trading day") during a period of 60 consecutive calendar days after the date of this letter, such 60 day period to end no later than the date which is six months from the date of this letter; and

         (ii) $5.00 or higher for each consecutive trading day during a period of 60 consecutive calendar days after the date of this letter, such 60 day period to end no later than the date which is six months from the date of this letter, or, if last sale data regarding the Common Stock ceases to be publicly available, the closing bid price of the Common Stock is at least the amounts stated in (i) or (ii) above or higher for each trading day during such periods.

TFG will acquire the rights of a stockholder in the Stock when, as and if it vests and it will have no rights in the Stock until it vests as described herein. The certificate representing the Stock will be processed by the transfer agent and sent to TFG shortly after the date which is six months from the date of this letter assuming all conditions referred to herein have been fulfilled.

TFG agrees to be bound by the terms of a standard market standoff agreement, if any, requested by any underwriters with respect to any future public offerings of the Company's securities.

Consistent with its legal and contractual obligations, the Company agrees to promptly register with the Securities and Exchange Commission TFG's resale of the Stock and to keep such registration statement effective for a period of not less than six months from the effective date of the registration of all shares of Stock issuable hereunder. Such registration statement may provide for the sale or resale of other securities by the Company or by third parties. These registration rights are subject to standard underwriters' approval and holdback, whereby TFG's rights to sell in a public offering may be limited pro rata with the other stockholders, and shall not apply to any shares of Stock that can be sold under SEC Rule 144 without volume restrictions. For these purposes the term "registration statement" shall mean any registration statement for the sale of common stock or other securities filed by the Company or filed by any successor entity (in the case of merger, reclassification, change, consolidation, sale or conveyance of the Company) under the Securities Act of 1933, as amended (except for a registration statement on Form S-4, Form S-8 or any successor form thereto and except for a registration statement filed pursuant to that certain Registration Rights Agreement between the Company and the purchasers of the Company's Series A Convertible Preferred Stock, dated June 22, 2000).

The Company is issuing the Stock to TFG upon the assumptions that, and by executing this letter TFG and you represent that:

                  (a) TFG is aware of the Company's business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision about acquiring the Stock. TFG is acquiring the Stock for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended ("Securities Act").

                  (b) TFG understands that the Stock has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of TFG's investment intent as expressed herein.

                  (c) TFG further understands that the Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, you understand that the certificates evidencing the Stock will be imprinted with a legend which prohibits the transfer of the Stock unless it is registered or such registration is not required in the opinion of counsel for the Company.

                  (d) TFG is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a transaction or series of transactions not involving a non-public offering, subject to the satisfaction of certain conditions.

                  (e) TFG further understands that at the time is wishes to sell the Stock there may be no public market upon which to make such a sale.

                  (f) TFG further understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.


Please sign the enclosed photocopy of this letter and return it to me in order to acknowledge your and TFG's understanding of the type and amount of compensation which the Company will pay to TFG, the terms and conditions under which the Stock will be issued to TFG and of the restrictions which apply to the Stock, and that this letter and the Agreement embody the entire agreement of the Company, TFG and yourself with respect to the issuance of the Stock pursuant to the Agreement.

                                   Sincerely,

                                   ADATOM.COM, INC.

                          By:      ___________________________________
                                            Richard S. Barton
                                   Chairman of the Board, President and
                                   Chief Executive Officer

ACKNOWLEDGED:

THE FINANCIAL GLOBE, INCORPORATED


BY:      _____________________                               Date: July 31, 2000
               Gary Trump

GARY TRUMP


_______________________                                      Date: July 31, 2000
GARY TRUMP